EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Reminder:  Conference Call Today at 2:30 ET, Dial In (866) 802-4355, ID# 1191648
CardioTech International Reports

Fiscal Third Quarter Financial Results

Active Repositioning of Business Continues, Management Team Strengthened

WILMINGTON, Mass., February 12, 2008 -- CardioTech International, Inc. (AMEX: CTE), a developer and manufacturer of advanced medical devices and materials for the treatment of a broad range of disease states, today reported financial results for the fiscal third quarter and nine months ended December 31, 2007.  The Company’s financial condition and results of operations, which are based on the Company’s continuing operations, exclude the financial condition and results of operations of Gish BioMedical, Inc., formerly a wholly-owned subsidiary of the Company, due to the sale of substantially all of the assets of Gish in July 2007.

Fiscal 2008 Third Quarter and Recent Highlights:

•
Royalties and development fees rose to $459,000 during the quarter ended December 31, 2007, a 26% gain over the year-earlier period.  Year-to-date royalties and development fees rose 49% to $1.4 million;

•	Cash position was $6.7 million as of December 31, 2007, an increase from $4.1 million as of March 31, 2007;

•	Repositioning continues as the Company evaluates strategic alternatives for its Catheter and Disposables Technology (“CDT”) subsidiary; and

•	In January 2008, the Company hired a Global Sales Director for its materials science business, a newly created position that is part of its repositioning effort.

Financial Results

For the fiscal third quarter ended December 31, 2007, revenues were $1.6 million as compared to $1.4 million in the year-earlier period.  The net loss from continuing operations increased to $1.3 million, or $0.06 per diluted share, compared to a loss of $898,000, or $0.04 per diluted share, in the year-earlier period.

The increase in revenues during the three months ended December 31, 2007 was due in part to an increase in royalties and development fees, which rose to $459,000, a 26% increase from $365,000 in the year-earlier period.  For the nine months ended December 31, 2007, royalties and development fees have increased 49% to $1.4 million.  Royalties are earned when manufacturers sell medical devices which use CardioTech’s advanced polymers.  The growth in royalties is a result of additional shipments of existing and new products which are subject to royalty agreements with CardioTech.

Product sales increased 9% during the three months ended December 31, 2007, driven by increases in shipments of advanced polymers to a more diverse customer base.  The Company restarted production of these polymers for shipment to customers during the fiscal third quarter and is currently reducing backlog.  As previously disclosed, during the second fiscal quarter, the Company had experienced a decline in shipments due to delayed production of certain advanced polymers.  Gross margin from product sales, exclusive of royalties and development fees, decreased during the period, primarily due to additional labor costs, startup production expenses and competitive pressures on private-label selling prices.

Selling, general and administrative expenses increased by 18% to $1.4 million during the fiscal third quarter, reflecting an increase in staffing, related costs, stock-based non-cash compensation expense and other professional fees.

For the fiscal nine months ended December 31, 2007, revenues were $4.7 million as compared to $4.2 million in the year-earlier period.  The net loss from continuing operations increased to $2.9 million, or $0.14 per diluted share, compared to a loss of $2.6 million, or $0.13 per diluted share, in the year-earlier period.  During the nine months ended December 31, 2007, the Company reported a net loss of $4.4 million, or $0.22 per diluted share, which includes a $1.2 million loss on the sale of Gish and a $0.3 million loss from discontinued operations.

Commenting on CardioTech’s performance, President & CEO Michael Adams said:  “The operating results during this past quarter reflect our continued investment and positioning for future growth.  Deployment of working capital is focused on process and manufacturing improvements, expansion of our skilled personnel base, and the completion of the new Concept Center in Massachusetts, which we believe will be a magnet for new customers.  We are proceeding with the European clinical trial of CardioPass™, our synthetic coronary artery bypass graft. CardioPass™ is a breakthrough device that reflects CardioTech’s unique strength in polymer science.”

Repositioning Including Review of Strategic Alternatives for CDT

CardioTech’s repositioning is ongoing, as the company continues to sharpen its focus on building the materials science business to provide specialized polymer products for medical device manufacturers.  The repositioning included the earlier sale of Gish Biomedical and the Company is now evaluating strategic alternatives for its CDT business.  Those alternatives include, but are not limited to, a sale of the business.  “CardioTech’s materials science business is a low capital intensity business that has the potential to grow rapidly and generate a stable, license-based revenue stream with attractive profitability.  We look forward to working with our medical device manufacturing customers to expand our business of creating polymer solutions for specific performance or engineering needs as we seek alternatives for CDT,” Mr. Adams stated.

CardioTech’s First Global Sales Director

The Company also announced today the appointment of Khristine Carroll as Global Sales Director-Materials Science, a newly created position that is an integral part of its repositioning effort.  Since 2000, Ms. Carroll has held increasingly important sales and marketing positions at Memry Corporation (AMEX: MRY), a leading provider of nitinol and polymer components for medical devices.  Most recently, Ms. Carroll was Memry’s Director of Strategic Business and was responsible for leadership of a sales team for strategic accounts accounting for approximately $33 million in annual sales.  She also led cross functional teams in the implementation of new business programs that resulted in double digit annual growth and was responsible for the development and implementation of a European Business Plan. Ms. Carroll holds a B.S. in Organizational Leadership Management from Quinnipiac University.

“Building our sales and marketing infrastructure is a key element of our new business model.  We believe that Khristine will be a driving force in launching a sales campaign for our proprietary polymers to a broad range of medical device companies.  Her successful track record brings exactly the experience and broad industry contacts that are essential for a successful sales program.  It is a pleasure to welcome her to the CardioTech team,” Mr. Adams concluded.

CONFERENCE CALL & REPLAY INFORMATION

CardioTech will host a conference call with investors at 2:30 p.m., ET on Tuesday, February 12, 2008, to discuss its fiscal third quarter 2008 financial results.  Participants should dial in 866-802-4355 (ID# 1191648) at least 10 minutes before the call is scheduled to begin. Outside the US 703-639-1323(ID #1191648).

A replay will be available approximately 2 hours after the conference call ends for a period of two weeks at 888-266-2081 reference #1191448.  Outside the US the replay dial in is (703) 925-2533 reference #1191648.

About CardioTech International:
CardioTech is a developer of advanced polymer materials and manufacturer of medical products for the treatment and diagnosis of a broad range of disease states.  The Company’s business model leverages its proprietary materials science technology and manufacturing expertise in order to expand its product sales and royalty and development fee income.  It develops next generation polymers and manufactures new and complex medical devices to customers’ unique specifications.  CardioTech is conducting its first clinical trial for regulatory approval in Europe for its CardioPass synthetic coronary bypass graft.  More information about CardioTech is available at its website: http://www.cardiotech-inc.com.

Forward-Looking Statements:
CardioTech believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review CardioTech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the fiscal year ended March 31, 2007 and its Quarterly Reports on Form 10-Q for the periods ended June 30, 2007 and September 30, 2007.  CardioTech assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information Contact:
Eric Walters                                                                                                                                                Sylvia Dresner
Vice President & Chief Financial Officer                                                                                                Senior Vice President
CardioTech International, Inc.                                                                                                                 VMW Corporate & Investor Relations
978-657-0075                                                                                                                                               212-616-6161
general-info@cardiotech-inc.com                                                                                                           info@vmwcom.com

(FINANCIAL TABLES FOLLOW)

CardioTech International, Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except per share amounts)

	For The Three Months Ended December 31,		For The Nine Months Ended December 31,
	2007	2006	2007	2006

Revenues:
Product sales	$1,133	$1,042	$3,325	$3,213
Royalties and development fees	459	365	1,405	943
	1,592	1,407	4,730	4,156
Cost of sales	1,406	1,097	3,804	3,426
Gross margin	186	310	926	730
Operating expenses:
Research, development and regulatory	235	207	777	501
Selling, general and administrative	1,351	1,149	3,244	2,840
	1,586	1,356	4,021	3,341
Loss from operations	(1,400)	(1,046)	(3,095)	(2,611)
Interest and other income and expense:
Interest expense	-	-	(1)	(1)
Interest income	70	24	175	57
Other income, net	10	124	18	226
Interest and other income, net	80	148	192	282
Equity in net loss of CorNova, Inc.	-	-	-	(278)
Net loss from continuing operations	(1,320)	(898)	(2,903)	(2,607)
(Loss) income from discontinued operations	(10)	72	(319)	225
Loss on sale of Gish	-	-	(1,173)	-
Net (loss) income from discontinued operations	(10)	72	(1,492)	225
Net loss	$(1,330)	$(826)	$(4,395)	$(2,382)
Net loss per common share, basic and diluted:
Net loss per share, continuing operations	$(0.06)	$(0.04)	$(0.14)	$(0.13)
Net (loss) income per common share, discontinued operations	-	-	(0.08)	0.01
Net loss per common share	$(0.06)	$(0.04)	$(0.22)	$(0.12)
Shares used in computing net loss per common share, basic and diluted	20,695	19,832	20,257	19,826

CardioTech International, Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands, except share and per share amounts)

	December 31,	March 31,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$6,652	$4,066
Accounts receivable-trade, net of allowance of $10 and $93 as of December 31, 2007 and March 31, 2007, respectively	646	592
Accounts receivable-other	449	553
Inventories	784	453
Prepaid expenses and other current assets	183	115
Current assets of discontinued operations	-	6,962
Total current assets	8,714	12,741
Property, plant and equipment, net	3,905	3,242
Goodwill	487	487
Other assets	76	3
Non-current assets of discontined operations	-	1,428
Total assets	$13,182	$17,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$340	$432
Accrued expenses	555	452
Deferred revenue	351	198
Current liabilities of discontinued operations	149	1,856
Total current liabilities	1,395	2,938
Non-current liabilities of discontinued operations	-	116

Stockholders' equity:
Preferred stock; $.01 par value; 5,000,000 shares authorized; 500,000 shares issued and none outstanding as of December 31, 2007 and March 31, 2007	-	-
Common stock; $0.001 par value; 50,000,000 shares authorized; 21,067,313 and 20,031,650 shares issued and outstanding as of December 31, 2007 and March 31, 2007	21	20
Additional paid-in capital	38,462	37,128
Accumulated deficit	(26,696)	(22,301)
Total stockholders' equity	11,787	14,847
Total liabilities and stockholders' equity	$13,182	$17,901